DESCRIPTION OF THE REGISTRANT’S
SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE
ACT OF 1934
Churchill Downs Incorporated (the “Corporation”) has one class of its securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock. Our common stock is listed on The Nasdaq Stock Market LLC under the symbol “CHDN.”
The following summary of the terms of our capital stock is based upon our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”). The summary is a description of the material terms of, and is qualified in its entirety by, our Articles of Incorporation and our Bylaws, each of which is provided as an exhibit to our 2019 Annual Report on Form 10-K and is incorporated herein by reference. We encourage you to read our Articles of Incorporation and our Bylaws for additional information. Please also refer to the applicable provisions of the Kentucky Business Corporation Act (“KBCA”) for additional information.
Authorized Capital Shares
Our authorized capital stock consists of 150,000,000 shares of common stock, no par value, and 250,000 shares of preferred stock, no par value, 50,000 of which have been designated as Series A Junior Participating Preferred Stock. All outstanding shares of common stock are fully paid and non-assessable. No shares of preferred stock are outstanding.
Rights of Holders of Common Stock
Holders of our common stock are entitled:
•to cast one vote for each share of common stock standing in their name on the books of the Corporation on all matters which require their vote;
•to receive dividends, if any, on a pro rata basis, that the Board of Directors may declare out of legally available funds, subject to preferences that may be applicable to any preferred stock then outstanding; and
•upon our liquidation, dissolution, or winding up, to share ratably in any assets remaining after the payment of all debt and other liabilities, subject to any prior rights of holders of any outstanding shares of preferred stock.
All actions to be taken by our shareholders other than the election of directors will be approved if the votes cast favoring the action exceed the votes cast opposing the action at a meeting of shareholders at which a quorum is present. Directors are elected by a plurality of votes cast by our shares of common stock entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. A “plurality” means that the individuals with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election.
The holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption, or sinking fund rights. The rights and preferences of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Anti-Takeover Effects of Our Articles of Incorporation and Bylaws and Certain Provisions of Kentucky Law

The provisions of our Articles of Incorporation and Bylaws and of the KBCA, summarized in the preceding and following paragraphs, may have an anti-takeover effect and could impact the following transactions: acquisition by means of a tender offer and acquisition by means of a proxy contest or otherwise. It is possible that these provisions could make it more difficult to complete or could deter, delay, or prevent transactions that shareholders may otherwise consider to be in their best interest or in the best interests of the Corporation, including transactions that might result in a premium over the market price for shares of our common stock.
Preferred Stock
Because the Board of Directors has the power to establish the rights, preferences and limitations of the shares of any series of preferred stock, it may afford holders of any preferred stock rights and preferences, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of the common stock and could delay, discourage, or prevent a takeover of us even if a change of control of the Corporation would be beneficial to the interests of our shareholders.
Board of Directors.
Our Articles of Incorporation provide that our Board of Directors is divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Each class will generally serve for a term of three years with only one class of directors being elected each year. At any given annual meeting of shareholders, only a portion of our Board of Directors may be considered for election. Our Articles of Incorporation also provide that any vacancies in the Board of Directors (other than a vacancy that results from an increase in the number of directors) may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any vacancy that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office. The classified nature of our Board of Directors could have the interim effect of delaying or discouraging an acquisition of us or a change in our Board of Directors or management.
Additionally, our Articles of Incorporation provide that the provisions in such Articles of Incorporation addressing the Board of Directors may only be amended by the affirmative vote of shareholders holding at least eighty percent (80%) of the votes entitled to be cast by the holders of all then-outstanding shares of voting stock of the Corporation, voting together as a single class (unless such action has been previously approved by a three-fourths (3/4) vote of the full Board of Directors).
Special Meetings of Shareholders.
Our Articles of Incorporation provide that a special meeting of shareholders may be called only by our Board of Directors or the shareholders holding at least sixty-six and two-thirds percent (66 2/3%) of all shares entitled to cast votes on any issue proposed to be considered at the proposed special meeting, upon such holders signing and delivering to our Secretary a written demand for the meeting, which demand must include a description of the purpose for which the meeting is to be held.
Removal of Directors.
Our Articles of Incorporation provide that directors may be removed without cause by shareholders upon the affirmative vote of eighty percent (80%) of the votes entitled to be cast by the holders of all then-outstanding shares of voting stock of the Corporation, voting together as a single class.
Shareholder Advance Notice Procedure.
Our Bylaws establish advance notice procedures for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our shareholders. The Bylaws provide that any shareholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our Secretary a written notice of the shareholder’s intention to do so within the deadlines specified in our Bylaws. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Corporation.
Section 271B.12 of the KBCA
We are governed by Section 271B.12 of the KBCA. Section 271B.12-210, with specified exceptions, prohibits a Kentucky corporation from engaging in any business combination with any interested shareholder (generally defined as a beneficial owner of 10% or more of the voting power of the corporation’s outstanding voting shares), for a period of five years following the time that the shareholder became an interested shareholder, unless a majority of the independent members of the board of directors of the corporation approved such business combination prior to such date on which the interested shareholder became an interested shareholder. In addition, the KBCA requires that, absent an exemption, certain business combinations by a corporation or a subsidiary with an interested shareholder must either be approved by a majority of the independent members of the board of directors of the corporation or by the affirmative vote of at least (i) eighty percent (80%) of the votes entitled to be cast by the corporation’s voting stock and (ii) sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by holders of such voting stock other than voting stock owned by the interested shareholder, its affiliates and associates.